Exhibit 99.1

Company contact:	John B. Kelso, Director of Investor Relations 303.837.1661 or john.kelso@whiting.com
Whiting Petroleum’s Third Quarter Earnings Increase 49%
to a Record $1.35 per Share
Third Quarter Production Reaches a Record 42,260 BOE Per Day
DENVER – October 30, 2006 – Whiting Petroleum Corporation (NYSE: WLL) today reported record third quarter 2006 net income of $49.5 million, or $1.35 per basic and diluted share, on total revenues of $207.6 million. This compares to third quarter 2005 net income of $33.3 million, or $1.12 per basic and diluted share, on total revenues of $139.8 million. The increase in third quarter 2006 net income versus the comparable 2005 period was primarily the result of greater production volumes and higher crude oil prices.
Third quarter 2006 earnings were positively impacted by adjustments of $5.5 million, or $0.15 per share, to income tax expense, relating primarily to a change in the Company’s effective income tax rate and the recording of additional 2005 enhanced oil recovery tax credits. The Company currently estimates its effective income tax rate at 36% going forward.
Discretionary cash flow in the third quarter of 2006 totaled $126.7 million, representing a 59% increase over the $79.5 million reported for the same period in 2005. A reconciliation of discretionary cash flow to net cash provided by operating activities is included at the end of this news release.

Third Quarter Production
Production in the third quarter of 2006 totaled 3.89 million barrels of oil equivalent (MMBOE), of which 2.52 million barrels was crude oil (65%) and 1.37 MMBOE was natural gas (35%). This third quarter 2006 production total equates to a daily average production rate of 42,260 barrels of oil equivalent (BOE), representing a 32% increase over the 32,030 BOE per day average rate in 2005’s third quarter. Whiting exited the third quarter of 2006 producing approximately 42,490 BOE per day. The primary contributors to the increase were the acquisitions of the Postle field in the Oklahoma Panhandle on August 4, 2005 and the North Ward Estes field in the Permian Basin of West Texas on October 4, 2005 as well as other positive drilling results year-to-date.
First Nine Months 2006 Results
For the nine months ended September 30, 2006, Whiting reported record net income of $128.4 million, or $3.50 per basic share and $3.49 per diluted share, on total revenues of $592.2 million. This compares to net income of $83.6 million, or $2.82 per basic share and $2.81 per diluted share, on total revenues of $354.5 million in the corresponding period of 2005. Discretionary cash flow for the first nine months of 2006 reached a record $342.4 million, representing a 63% increase compared to the $209.5 million generated in the 2005 nine-month period.
Oil and gas production in the first nine months of 2006 totaled 11.36 MMBOE, or an average of 41,600 BOE per day. This rate represents a 35% increase compared to the 8.40 MMBOE, or 30,750 BOE per day average, produced in the first nine months of 2005.
“Sequentially, third quarter 2006 total production increased 2.4% from the second quarter 2006 total of 3.80 MMBOE. At the end of the third quarter, our average daily production was up 4.5% compared to our 2005 exit rate. While we expect to continue to convert proved undeveloped reserves to proved producing reserves during the fourth quarter of 2006, we also plan to embark on several exploratory plays, including our first drilling in the Piceance Basin of northwest Colorado and the Hingeline play in central Utah,” commented James J. Volker, Whiting’s Chairman, President and CEO. “Currently, we have 10 drilling rigs and 35 workover rigs active on our properties. We are also participating in the drilling of four non-operated wells.”
Mr. Volker concluded, “Based on our level of drilling expenditures in the first nine months of 2006, we have increased our expected total drilling budget for 2006 to a range of $420 million to $440 million. We have invested $341.7 million of this drilling budget in the first nine months of 2006. We anticipate using approximately 75% of this drilling budget to bring proved undeveloped properties into production and about 25% to add new reserves.”
Third Quarter 2006 Operating Highlights
• Construction of a gas plant facility at North Ward Estes field began in the third quarter. The same design and crew that Whiting used to expand the Dry Trail Gas Plant in the Postle field is being employed at North Ward Estes field. Construction of the new gas plant is expected to be completed and CO2 injection into the field’s producing reservoir is expected to begin in the second quarter of 2007.
• Also in the third quarter, Whiting acquired 1.4 MMBOE of proved reserves in Michigan from a privately held seller for $26 million. The reserves are 99% proved producing, primarily from the Niagaran and Prairie du Chien formations. The acquisition included 65 producing properties, a gathering line, a gas processing plant and 30,437 net acres of leasehold held by production. The net proved reserves are composed of 702,000 barrels of oil and natural gas liquids (NGL’s) and 4.2 billion cubic feet of natural gas. Net production at the time of the closing on August 15, 2006 was 355 barrels of oil and NGL’s and 1.7 million cubic feet of gas per day. Whiting operates 85% of the acquired properties. Acquisition metrics were $18.55 per BOE of proved producing reserves and $40,750 per net daily barrel. It was funded using availability under Whiting’s credit agreement.
• Whiting’s banks have increased its borrowing base to $875 million effective November 1, 2006. At September 30, 2006, Whiting had drawn $330 million under the credit agreement.
2006 Drilling Summary
The table below summarizes Whiting’s drilling activity and capital spending incurred for the three months and nine months ended September 30, 2006:

	Gross/Net Wells Drilled
					Capital
			Total New	% Success	Spending
	Producers	Unsuccessful	Drilling	Rate	(In Millions)
Q306	94 /81.9	4 / 2.2	98 / 84.1	96% / 97%	$107.3
9M06	323 / 256.1	16 / 11.0	339 / 267.1	95% / 96%	$341.7

The following table summarizes the Company’s net production and commodity price realizations for the 2006 and 2005 quarters ended September 30:

	Three Months Ended
Production	9/30/06	9/30/05	Change
Oil and condensate (MMBls)	2.52	1.71	47%
Natural gas (Bcf)	8.19	7.40	11%
Equivalent (MMBOE)	3.89	2.95	32%

Average Sales Price
Oil and condensate (per Bbl):
Price received	$62.11	$57.84	7%
Effect of crude oil hedging	(0.15)	(6.98)

Realized price	$61.96	$50.86	22%

Average NYMEX price	$70.55	$63.16

Natural gas (per Mcf):
Price received	$6.23	$7.34	(15%)
Effect of natural gas hedging	—	(0.24)

Realized price	$6.23	$7.10	(12%)

Average NYMEX price	$6.58	$8.51

Whiting realized a loss of $0.4 million on its crude oil hedges during the third quarter of 2006, as compared to a loss of $13.7 million on its crude oil and natural gas hedges in the third quarter of 2005. The Company realized a $2.3 million gain on its natural gas hedges in October 2006. A summary of Whiting’s outstanding crude oil and natural gas hedges is included later in this news release.
Third Quarter and First Nine Months Costs and Margins
A summary of realized sales prices and cash costs on a per BOE basis is as follows:

	Per BOE
	Three Months		Nine Months
	Ended Sept. 30,		Ended Sept. 30,
	2006	2005	2006	2005
Sales price, net of hedging	$53.34	$47.40	$52.07	$42.18
Lease operating expense	$11.88	$9.43	$11.91	$8.42
Production tax	$3.21	$3.43	$3.24	$2.93
General & administrative	$2.58	$2.29	$2.58	$2.38
Exploration	$1.44	$1.49	$1.86	$1.17
Cash interest expense	$4.40	$3.38	$4.32	$2.43
Cash income tax expense	$(1.05)	$1.51	$0.05	$1.09

	$30.88	$25.87	$28.11	$23.76

All of Whiting’s financial and operating statistics for the third quarter were in line with the Company’s guidance except for depletion, depreciation and amortization (DD&A) expense and our oil price differential. Our third quarter 2006 DD&A expense of $10.99 per BOE was less than 1% above the high end of our guidance. During the third quarter of 2006, our company-wide basis differential for crude oil compared to NYMEX improved. It was $8.44 per barrel, compared to our third quarter guidance of $8.75 to $9.25 per barrel. We expect this differential to continue to narrow in the fourth of 2006 to between $7.75 and $8.25 per barrel as the differential on our Rocky Mountain Region and Permian Region oil sales continues to improve.
Outlook for Fourth Quarter and Full-year 2006
The following table provides a summary of certain estimates for the fourth quarter and full-year 2006 based on current forecasts. Whiting expects its full-year 2006 drilling budget to range between $420 million and $440 million (excluding any acquisition costs).
Guidance for the fourth quarter of 2006 and full-year 2006 is as follows:

Guidance
	Fourth Quarter	Full-Year
	2006	2006
Production (MMBOE)	3.85 - 3.95	15.20 - 15.35
Lease operating expense per BOE	$11.80 - $12.10	$11.85 - $12.00
General and administrative expense per BOE	$2.55 - $2.65	$2.55 - $2.65
Interest expense per BOE	$4.90 - $5.00	$4.80 - $4.90
Depr., depletion and amort. per BOE	$11.30 - $11.70	$10.50 - $10.70
Production taxes (% of production revenue)	6.0% - 6.5%	6.0% - 6.5%
Oil Price Differentials to NYMEX per Bbl	$7.75 - $8.25	$8.25 - $8.75
Gas Price Differentials to NYMEX per Mcf	$0.30 - $0.50	$0.40 - $0.60

Oil and Gas Hedges
Whiting’s outstanding hedges and fixed price contracts as of October 16, 2006 are summarized below:

	Contracted Volume				As a Percentage of
	Natural Gas	Oil			Sept. 2006
	MMBtu per	Bbls per	NYMEX Price Collar Range		Production for
Hedges	Month	Month	Gas (per MMBtu)	Oil (per Bbl)	(Gas/Oil)
2006
Q4	600,000	125,000	$6.00 - $12.28	$45.00 - $81.10	23%/15%
Q4	1,000,000	215,000	$6.00 - $12.18	$50.00 - $72.05	39%/25%
Q4	—	110,000	—	$50.00 - $74.30	— /13%

2007
Q1	600,000	125,000	$6.00 - $15.20	$45.00 - $81.00	23%/15%
Q1	1,000,000	215,000	$6.00 - $15.52	$50.00 - $70.90	39%/25%
Q1	—	110,000	—	$50.00 - $73.15	— /13%
Q2	—	110,000	—	$50.00 - $72.00	— /13%
Q2	—	300,000	—	$50.00 - $78.50	— /35%
Q3	—	110,000	—	$50.00 - $70.90	— /13%
Q3	—	300,000	—	$50.00 - $77.55	— /35%
Q4	—	110,000	—	$49.00 - $71.50	— /13%
Q4	—	300,000	—	$50.00 - $76.50	— /35%

2008
Q1	—	110,000	—	$49.00 - $70.65	— /13%
Q2	—	110,000	—	$48.00 - $71.60	— /13%
Q3	—	110,000	—	$48.00 - $70.85	— /13%
Q4	—	110,000	—	$48.00 - $70.20	— /13%

			As a Percentage of
	Natural Gas Volumes in	2006 Contract Price (1)	Sept. 2006
Fixed Price Contracts	MMBtu per Month	(per MMBtu)	Gas Production
Jan. 2002 – Dec. 2011	51,000	$4.57	2%
Jan. 2002 – Dec. 2012	60,000	$4.05	2%

(1)	Annual 4% price escalation on fixed price contracts.

Selected Operating and Financial Statistics

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2006	2005	2006	2005
Selected Operating Statistics
Production
Oil and condensate, MBbl	2,523	1,713	7,333	4,666
Natural gas, MMcf	8,191	7,400	24,146	22,377
Oil equivalents, MBOE	3,888	2,946	11,357	8,396
Average Prices
Oil, Bbl (excludes hedging)	$62.11	$57.84	$59.52	$50.37
Natural gas, Mcf (excludes hedging)	$6.23	$7.34	$6.83	$6.25
Per BOE Data
Sales price (including hedging)	$53.34	$47.40	$52.07	$42.18
Lease operating	$11.88	$9.43	$11.91	$8.42
Production taxes	$3.21	$3.43	$3.24	$2.93
Depreciation, depletion and amortization	$10.99	$7.91	$10.30	$7.67
General and administrative	$2.58	$2.29	$2.58	$2.38
Selected Financial Data
(In thousands, except per share data)
Total revenues	$207,587	$139,795	$592,236	$354,459
Total costs and expenses	$138,772	$85,590	$401,611	$218,343
Net income	$49,544	$33,282	$128,414	$83,575
Net income per common share, basic	$1.35	$1.12	$3.50	$2.82
Net income per common share, diluted	$1.35	$1.12	$3.49	$2.81

Average shares outstanding, basic	36,751	29,707	36,742	29,688
Average shares outstanding, diluted	36,838	29,725	36,810	29,705
Net cash provided by operating activities	$132,635	$73,406	$351,880	$211,182
Net cash used in investing activities	$(160,981)	$(445,615)	$(428,692)	$(607,560)
Net cash provided by financing activities	$20,023	$364,130	$70,180	$402,260
Conference Call
The Company’s management will host a conference call with investors, analysts and other interested parties on Tuesday, October 31, 2006 at 11:00 a.m. EST (10:00 a.m. CST, 9:00 a.m. MST) to discuss Whiting’s third quarter 2006 financial and operating results. Please call (866) 314-4483 (U.S./Canada) or (617) 213-8049 (International) to be connected to the call and enter the pass code 11671947. Access to a live Internet broadcast will be available at www.whiting.com by clicking on the link titled “Webcasts.”

Slides for the conference call will be available on this website beginning at 11:00 a.m. (EST) on October 31, 2006.
A telephonic replay will be available beginning approximately two hours after the call on Tuesday, October 31, 2006 and continuing through November 7, 2006. You may access this replay at (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International) by entering the pass code 56831412. You may also access a web archive at http://www.whiting.com beginning approximately one hour after the conference call.
About Whiting Petroleum Corporation
Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Permian Basin, Rocky Mountains, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit http://www.whiting.com.
Forward-Looking Statements
This press release contains statements that Whiting believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding Whiting’s future business strategy, projected production, reserves, production expenses, net profit margins, cash flows from operations and capital expenditures, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: our level of success in exploitation, exploration, development and production activities; the timing of our exploration and development expenditures, including our ability to obtain drilling rigs; our ability to identify and complete acquisitions and to successfully integrate acquired businesses and properties; unforeseen underperformance of or liabilities associated with acquired properties; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or natural gas in commercially viable quantities; our inability to access oil and natural gas markets due to market conditions or operational impediments; and our ability to replace our oil and natural gas reserves. Whiting assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release.

SELECTED FINANCIAL DATA
For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Form 10-Q for the three months and nine months ended September 30, 2006, to be filed with the Securities and Exchange Commission.
WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30,	December 31,
	2006	2005
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,750	$10,382
Accounts receivable trade, net	91,424	101,066
Deferred income taxes	2,646	15,121
Prepaid expenses and other	8,691	5,595

Total current assets	106,511	132,164

PROPERTY AND EQUIPMENT:
Oil and gas properties, successful efforts method:
Proved properties	2,722,492	2,353,372
Unproved properties	56,811	21,671
Other property and equipment	42,323	26,235

Total property and equipment	2,821,626	2,401,278

Less accumulated depreciation, depletion and amortization	(452,874)	(338,420)

Total property and equipment-net	2,368,752	2,062,858

DEBT ISSUANCE COSTS	20,328	23,660

OTHER LONG-TERM ASSETS	17,066	16,514

TOTAL	$2,512,657	$2,235,196

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	September 30,	December 31,
	2006	2005
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$71,113	$68,033
Accrued interest	20,509	11,894
Oil and gas sales payable	23,464	21,154
Accrued employee compensation and benefits	16,191	15,351
Production taxes payable	19,184	13,259
Current portion of tax sharing liability	4,057	4,254
Current portion of derivative liability	2,782	34,569

Total current liabilities	157,300	168,514

NON-CURRENT LIABILITIES:
Long-term debt	945,169	875,098
Asset retirement obligations	34,827	32,246
Production Participation Plan liability	25,229	19,287
Tax sharing liability	26,322	24,576
Deferred income taxes	153,908	91,577
Long-term derivative liability	9,801	21,817
Other long-term liabilities	4,489	4,219

Total non-current liabilities	1,199,745	1,068,820

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value; 75,000,000 shares authorized, 36,948,618 and 36,841,823 shares issued and outstanding as of September 30, 2006 and December 31, 2005, respectively	37	37
Additional paid-in capital	753,729	753,093
Accumulated other comprehensive loss	(7,951)	(34,620)
Deferred compensation	—	(2,031)
Retained earnings	409,797	281,383

Total stockholders’ equity	1,155,612	997,862

TOTAL	$2,512,657	$2,235,196

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Mos. Ended Sept. 30,		Nine Mos. Ended Sept. 30,
	2006	2005	2006	2005
REVENUES AND OTHER INCOME:
Oil and natural gas sales	$207,752	$153,386	$601,259	$374,829
Loss on oil and natural gas hedging activities	(375)	(13,744)	(9,859)	(20,689)
Interest income and other	210	153	836	319

Total	207,587	139,795	592,236	354,459

COSTS AND EXPENSES:
Lease operating	46,183	27,792	135,236	70,732
Production taxes	12,492	10,103	36,819	24,558
Depreciation, depletion and amortization	42,737	23,318	116,947	64,400
Exploration and impairment	6,647	4,384	22,903	11,740
General and administrative	10,035	6,744	29,285	20,017
Change in Production Participation Plan Liability	1,799	1,609	5,942	1,878
Interest expense	18,879	11,640	54,479	25,018

Total costs and expenses	138,772	85,590	401,611	218,343

INCOME BEFORE INCOME TAXES	68,815	54,205	190,625	136,116

INCOME TAX EXPENSE:
Current	(4,075)	4,440	537	9,177
Deferred	23,346	16,483	61,674	43,364

Total income tax expense	19,271	20,923	62,211	52,541

NET INCOME	$49,544	$33,282	$128,414	$83,575

NET INCOME PER COMMON SHARE, BASIC	$1.35	$1.12	$3.50	$2.82

NET INCOME PER COMMON SHARE, DILUTED	$1.35	$1.12	$3.49	$2.81

WEIGHTED AVG. SHARES OUTSTANDING, BASIC	36,751	29,707	36,742	29,688

WEIGHTED AVG. SHARES OUTSTANDING, DILUTED	36,838	29,725	36,810	29,705

WHITING PETROLEUM CORPORATION AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In Thousands)

	Three Months Ended
	September 30,
	2006	2005
Net cash provided by operating activities	$132,635	$73,406
Exploration	$5,618	$4,384
Changes in working capital	$(11,533)	$1,706

Discretionary cash flow (1)	$126,720	$79,496

	Nine Months Ended
	September 30,
	2006	2005
Net cash provided by operating activities	$351,880	$211,182
Exploration	$21,161	$9,812
Changes in working capital	$(30,662)	$(11,540)

Discretionary cash flow (1)	$342,379	$209,454

(1)	Discretionary cash flow is computed as net income plus exploration costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, and change in Production Participation Plan liability and other non-current amounts, less the gain on sale of properties and marketable securities. The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.